UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2016

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2233 Argentia Road, Suite 401
Mississauga, Ontario, L5N 2X7, Canada
(Address of Principal Executive Offices)

(905) 821-9669
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.05  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On November 8, 2016, the Board of Directors (the “Board”) of SunOpta, Inc. (the “Company”) approved the closure of its premium juice facility located in San Bernardino, California, after determining that it would be more beneficial to transfer the Company’s juice production from the facility to contract manufacturers with whom it has ongoing relationships, rather than make further capital investments in support of the bottling or extraction areas of the facility. These capital investments would have been necessary to satisfy packaging format changes demanded by the facility’s largest customer and to address shortfalls in contracting sufficient supply of raw citrus fruit for the upcoming season to allow for effective and efficient use of the facility’s extraction capabilities. Activities relating to the facility closing are expected to take place during the fourth quarter of 2016 and first quarter of 2017. As a result of the closure, for the third quarter of 2016, the Company recorded an impairment loss of $10.3 million to write down the carrying value of the long-lived assets associated with the facility. In addition, the Company expects to incur additional facility closure costs of approximately $4.0 million to $5.0 million, primarily related to facility and equipment lease termination costs, as well as employee severance costs. Given that the Company is in the early stages of the closure process, the amount and timing of some of these costs are uncertain. The Company will amend its Current Report on Form 8-K to disclose, or disclose in another periodic filing with the Securities and Exchange Commission, the amount of these costs once they are determinable.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Resignation of Chief Executive Officer

On November 11, 2016, Hendrik Jacobs, the President and Chief Executive Officer of the Company (“CEO”) resigned from his position as CEO and as a member of the Board. As part of Mr. Jacobs’ resignation, the Board approved the terms and conditions of a Letter Agreement (the “Letter Agreement”) with Mr. Jacobs. Pursuant to the Letter Agreement, Mr. Jacobs’ employment terminated on November 11, 2016 (the “Date of Termination”) and Mr. Jacobs will be entitled to receive the following benefits in accordance with his Executive Employment Agreement with the Company, dated July 6, 2015 (the “Employment Agreement”):

  Any base salary earned as of the Date of Termination and any accrued and unused paid time off;
  Severance pay in the total amount of $1,519,442 payable in equal monthly installments of $42,206.72 for a period of 36 months from the Date of Termination;
  Continued benefits for a period of four weeks following the Date of Termination; and
  Reimbursement for legal costs of up to $5,000 incurred in connection with the employment termination.

The Company will apply standard tax and other applicable withholdings to payments made to Mr. Jacobs. In exchange for the consideration and benefits, Mr. Jacobs is required to:

  Abide by the terms of the Employment Agreement, including certain non-competition and non-solicitation provisions;
  Abide by certain confidentiality requirements;
  Enter into a Release Agreement with the Company, whereby Mr. Jacobs agrees to release and waive any claims, charges, damages, and causes of action against the Company and certain third parties arising out of or related to Mr. Jacobs’ employment or engagement with the Company;
  Agree to certain non-disparagement terms; and
  Agree to provide consulting services to the Company for up to two years following the Date of Termination.

The foregoing summary of the Letter Agreement is qualified in its entirety by the text of the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Appointment of Interim Chief Executive Officer

Katrina L. Houde, a member of the Board, began serving as the Company’s interim CEO on November 11, 2016. Ms. Houde will serve in this capacity until the Board’s election of a new, permanent CEO. The Board has initiated a search process for a permanent CEO. As compensation for Ms. Houde’s performance of additional responsibilities while serving as the Company’s interim CEO, the Company will pay Ms. Houde a salary based on an annual salary amount of $650,000.

Ms. Houde, age 58, has served on the Board since December 2000. She has served as a member of the Audit Committee of the Board and was appointed Chair of the Compensation Committee of the Board in August 2014. Prior to joining the Company, Ms. Houde was President of Cuddy Food Products, a division of Cuddy International Corp., from January 1999 to March 2000 and was Chief Operating Officer of Cuddy International Corp. from January 1996 to January 1999. She is also a member of the board of directors of a number of private and charitable organizations. Ms. Houde will step down from serving on the Audit Committee and the Compensation Committee while she is serving as interim CEO.

Resignation of Member of the Board

Alan Murray, the Chairman of the Board resigned from his position as Chairman of the Board and as a member of the Board on November 9, 2016. Dean Hollis, a member of the Board, was appointed as the Chairman of the Board on November 9, 2016. In connection with the appointment of Mr. Hollis as Chairman, on November 8, 2016, the Company granted him 10,645 stock options of the Company at an exercise price of $6.65 per share, which is equal to the closing sales price of the Company’s common shares as quoted on the NASDAQ Global Select Market on November 8, 2016. The stock options will vest on November 8, 2017.

Retention Awards

In order to incentivize the retention of the Company’s officers, on November 8, 2016, the Board approved the terms and conditions of Letter Agreements between the Company and certain executive officers, including (i) a letter agreement between the Company and Robert McKeracher, the Chief Financial Officer of the Company (the “McKeracher Agreement”), (ii) a letter agreement between the Company and John Ruelle, the Chief Administrative Officer and Senior Vice President of Healthy Snacks (the “Ruelle Agreement”), and (iii) a letter agreement between the Company and Gerard Versteegh, the Senior Vice President of Global Ingredients (the “Versteegh Agreement”).

The McKeracher Agreement provides that if Mr. McKeracher voluntarily remains an employee of the Company through the earlier of (i) the date he signs off on the Company’s financial statements for the 2017 fiscal year and (ii) March 31, 2018 (the “Retention Date”), he will receive a retention bonus in the amount of sixty percent (60%) of his annual base salary as of the Retention Date, less all applicable withholdings. If Mr. McKeracher voluntarily terminates his employment with the Company or the Company involuntarily terminates Mr. McKeracher’s employment without cause prior to the Retention Date, he will receive a prorated amount of the retention bonus. Beginning on March 31, 2017, Mr. McKeracher will be eligible for performance and annual base salary reviews from the Company every three months. During such reviews, the Company may increase Mr. McKeracher’s annual base salary, but will not be able to decrease his annual base salary. The McKeracher Agreement also provides that if Mr. McKeracher voluntarily terminates his employment with the Company prior to the Retention Date, Mr. McKeracher will not be entitled to the severance payment set forth in his Executive Employment Agreement with the Company, dated October 10, 2011 (the “Severance Payment”). If the Company terminates Mr. McKeracher’s employment without cause at any time prior to, on or following the Retention Date, he will be entitled to receive the Severance Payment.

The Ruelle Agreement provides that if Mr. Ruelle voluntarily remains employed with the Company through December 31, 2017, he will receive a discretionary bonus in the amount of fifty percent (50%) of his annual base salary as of December 31, 2017, less all applicable withholdings. If Mr. Ruelle voluntarily terminates his employment prior to December 31, 2017, he will forfeit the discretionary bonus. If Mr. Ruelle is involuntarily terminated by the Company without cause prior to December 31, 2017, Mr. Ruelle will receive a prorated amount of the discretionary bonus.

The Versteegh Agreement provides for the immediate grant to Mr. Versteegh of 200,000 stock options of the Company at an exercise price of $6.65 per share, which is equal to the closing sales price of the Company’s common shares as quoted on the NASDAQ Global Select Market on November 8, 2016. The stock options will vest on November 8, 2019, after a three year cliff vesting period. If Mr. Versteegh voluntarily terminates his employment with the Company prior to November 8, 2019, he will forfeit the stock options.

The foregoing summary of the McKeracher Agreement, Ruelle Agreement and Versteegh Agreement is qualified in its entirety by the text of the McKeracher Agreement, Ruelle Agreement and Versteegh Agreement, which are filed as Exhibits 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)        Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Robert McKeracher

Robert McKeracher
Vice President and Chief Financial Officer

Date:	November 15, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated November 8, 2016, between Hendrik Jacobs and SunOpta Inc.

10.2	Letter Agreement, dated November 8, 2016, between Robert McKeracher and SunOpta Inc.

10.3	Letter Agreement, dated November 10, 2016, between John Ruelle and SunOpta Inc.

10.4	Letter Agreement, dated November 8, 2016, between Gerard Versteegh and SunOpta Inc.